Exhibit 5.1

[Goodwin Procter Letterhead]

March 22, 2013

Boston Properties, Inc.

800 Boylston Street, Suite 1900

Boston, Massachusetts 02199-8103

Ladies and Gentlemen:

Reference is made to our opinion letter dated August 9, 2011 and included as Exhibit 5.1 to the Registration Statement on Form S-3 (the “Registration Statement”) (File No. 333-176157) filed on August 9, 2011 by Boston Properties, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement became effective upon filing with the Commission on August 9, 2011. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on March 20, 2013 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering and sale of up to 9,200,000 depositary shares (the “Depositary Shares”), each representing 1/100th of a share of the Company’s 5.25% Series B Cumulative Redeemable Preferred Stock, par value $.01 per share (the “Series B Preferred Stock”) pursuant to the terms of the Underwriting Agreement dated March 18, 2013 between the Company, Boston Properties Limited Partnership, a Delaware limited partnership, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as managers of the underwriters named in Schedule II thereto (the “Underwriting Agreement”), covered by the Registration Statement. The Depositary Shares include an option to purchase up to 1,200,000 Depositary Shares (equivalent to 12,000 Preferred Shares as defined below) granted to the underwriters of the offering. We understand that the Depositary Shares are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

We refer to the Master Deposit Agreement, dated March 22, 2013, among the Company, Computershare Inc. and Computershare Trust Company, N.A., as depositary (the “Depositary”), and the holders from time to time of depositary shares described therein that establishes the terms of the Depositary Shares and under which the Depositary Shares will be issued, as the “Master Deposit Agreement.” We refer to the up to 92,000 shares of Series B Preferred Stock to be deposited with the Depositary in connection with the issuance of the Depositary Shares as the “Preferred Shares.”

Boston Properties, Inc.

March 22, 2013

The opinions set forth below are limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law) and, with respect to the Master Deposit Agreement, the laws of the State of New York. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

(a) the Preferred Shares have been duly authorized and, when (i) the Preferred Shares have been deposited with the Depositary pursuant to the Master Deposit Agreement against issuance of Depositary Shares as provided therein and (ii) the Depositary Shares are delivered pursuant to the Underwriting Agreement against payment of the consideration therefor as provided in the Underwriting Agreement, the Preferred Shares will be validly issued, fully paid and non-assessable; and

(b) the Depositary Shares, when (i) the Preferred Shares have been deposited with the Depositary pursuant to the Master Deposit Agreement against issuance of Depositary Shares as provided therein and (ii) the Depositary Shares are delivered pursuant to the Underwriting Agreement against payment of the consideration therefor as provided in the Underwriting Agreement, will be validly issued and will entitle the holders thereof to the rights specified therein and in the Master Deposit Agreement.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated March 22, 2013, which is incorporated by reference into the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement and Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP